Exhibit 4

OSMIUM PARTNERS’ FOUR POINT ACTION PLAN FOR ROSETTA STONE (NYSE:RST)

Osmium Partners believes Rosetta Stone’s (NYSE:RST) business is worth $20-26 per share based on M&A trends and other valuation metrics. To help assist in closing this gap between the market value and intrinsic value, we are pleased with the addition of Arthur John Hass to Rosetta Stone’s Board of Directors. Prior to joining the Board, Mr. Hass was a Senior Advisor to Osmium Partners and we believe his experience, expertise, and shareholder perspective will benefit all shareholders.

We urge the management and Board to focus on the following four point action plan:

1.	Establish a strong sense of urgency that encourages decisive actions to focus on the most relevant opportunities. In doing so, these actions should take advantage of Rosetta Stone’s significant brand equity, business models, and assets to deliver meaningful value to shareholders with the objective of doubling targeted free cash flow margins from 2% in 2014 to 4% in 2015.

2.	Create a sharp focus with a clear strategy on how to evolve, innovate, and profitably grow BOTH the Consumer and Education & Enterprise segments.

3.	Provide clear disclosures and appropriate business metrics for shareholders to understand both Consumer and Education & Enterprise segments, for example:

a.	Education & Enterprise: Provide information that will assist investors in tracking and evaluating the efficiency and effectiveness of the sales process. We also encourage management to consider providing more insight into sales by geography and other cost items that would allow investors to better understand EBITDA margins.

b.	Consumer: Provide information that sheds light on the segment’s advertising and marketing spending, and any other details to provide more transparency into growth opportunities and EBITDA margins.

4.	Conduct an aggressive share repurchase either in the open market or via a “Dutch Tender.” We believe Rosetta Stone’s balance sheet is considerably overcapitalized given projected and historical cash flows.

We are highly supportive of the management team and believe this four point action plan will help to significantly improve shareholder value as both buy-side and sell-side analysts gain an improved understanding of the business and underlying economics of each business segment. We are excited to be Rosetta Stone shareholders and to continue to work constructively with both the management and Board to maximize long-term shareholder value.

Sincerely,

John H. Lewis

Chief Investment Officer and Managing Partner

Osmium Partners, LLC

About Osmium Partners

Osmium Partners, LLC is a long-term oriented, value fund founded in 2002 and is based in Greenbrae, California. Osmium seeks to generate strong, risk-adjusted returns by investing in undervalued, small capitalization companies across US equity markets. Osmium’s research process is based on eight simple factors involving balance sheet strength, aligned interests, attractive reinvestment opportunities, a low valuation, and reasonable growth prospects. As engaged owners, Osmium actively discusses corporate strategy and capital structure with shareholders, management teams and boards of directors.

DISCLAIMER

CERTAIN FACTUAL AND STATISTICAL (BOTH HISTORICAL AND PROJECTED) INDUSTRY AND MARKET DATA AND OTHER INFORMATION CONTAINED HEREIN WAS OBTAINED BY OSMIUM PARTNERS FROM INDEPENDENT, THIRD-PARTY SOURCES THAT IT DEEMS TO BE RELIABLE. HOWEVER, OSMIUM PARTNERS HAS NOT INDEPENDENTLY VERIFIED ANY OF SUCH DATA OR OTHER INFORMATION, OR THE REASONABLENESS OF THE ASSUMPTIONS UPON WHICH SUCH DATA AND OTHER INFORMATION WAS BASED, AND THERE CAN BE NO ASSURANCE AS TO THE ACCURACY OF SUCH DATA AND OTHER INFORMATION. FURTHER, MANY OF THE STATEMENTS AND ASSERTIONS CONTAINED HEREIN REFLECT THE BELIEF OF OSMIUM PARTNERS, WHICH BELIEF MAY BE BASED IN WHOLE OR IN PART ON SUCH DATA AND OTHER INFORMATION. The analyses provided may include certain statements, assumptions, estimates and projections prepared with respect to, among other things, the historical and anticipated operating performance of Rosetta Stone. Such statements, assumptions, estimates, and projections reflect various assumptions by Osmium Partners concerning anticipated results that are inherently subject to significant economic, competitive, and other uncertainties and contingencies and have been included solely for illustrative purposes. No representations, express or implied, are made as to the accuracy or completeness of such statements, assumptions, estimates or projections or with respect to any other materials herein. Actual results may vary materially from the estimates and projected results contained herein.